Exhibit 10.19

EXECUTION COPY

The Klein Group, LLC

640 Fifth Avenue

New York, NY 10019

CONFIDENTIAL

October 7, 2020

Churchill Capital Corp III

640 Fifth Avenue

New York, NY 10019

RE: Amendment to Engagement Letter

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Engagement Letter”), dated July 12, 2020, by and between Churchill Capital Corp III (the “Client”) and The Klein Group, LLC (“Advisor”) with respect to the engagement of Advisor by the Client as its financial advisor to provide strategic advice and assistance to the Client as more fully set forth in the Engagement Letter. Capitalized terms not defined herein shall have the meaning set forth in the Engagement Letter.

Under the Engagement Letter, up to $15,000,000 of the fees were payable in equity of the Client at $10.00 per share.

The parties hereby agree that the Engagement Letter is amended by this letter agreement (this “Amendment”) as follows:

A.	Amendment to Section 1 of the Engagement Letter. Section 1 of the Engagement Letter shall be replaced in its entirety by the following:

“1.	As consideration for the services to be rendered hereunder, the Client agrees to pay Advisor the following cash fees:

(a)	A transaction fee of $15 million, payable at or promptly following the closing of a Transaction.

(b)	A placement fee of $15.5 million, payable at or promptly following the closing of a Transaction.

If, during the period from October 6, 2020 to and including the date that is 30 days after the closing of a Transaction (the “Purchasing Period”), Advisor (or any if its affiliates) does not purchase from one or more unaffiliated third parties shares of the Client’s Class A common stock with an aggregate purchase price of at least $15 million, then, at the Client’s written request within 30 days after the end of the Purchasing Period, Advisor shall, or shall cause one or more of its affiliates to, promptly purchase from Client or one of its subsidiaries shares of the Client’s Class A common stock at a price per share equal to the price per share paid by the Company to its shareholders that exercised redemption rights in connection with Transaction for an aggregate purchase price no greater than (1) $15 million less (2) the aggregate purchase price of shares of the Client’s Class A common stock purchased by Advisor (or any its affiliates) from unaffiliated third parties during the Purchasing Period (the “Purchase Commitment”).

Churchill Capital Corp III

October 7, 2020

In addition to such fees, the Client will reimburse Advisor for Advisor’s reasonable, documented and customary out-of-pocket expenses (including reasonable legal and other professional fees, expenses and disbursements) incurred in connection with the services to be provided by Advisor hereunder, up to an amount not to exceed $50,000. Nothing contained herein shall be deemed to limit in any manner the indemnification, expense reimbursement and other obligations of the Client under Annex A hereto.

B.	Amendment to Section 7 of the Engagement Letter. Section 7(a) of the Engagement Letter shall be replaced in its entirety by the following:

“(a) the closing of the Transaction upon payment of the fees set forth in Section 1 and the satisfaction or waiver of the Purchase Commitment and”

C.	Except as expressly modified by this Amendment, the Engagement Letter and the parties’ rights and obligations thereunder shall remain unchanged and in full force and effect. The Engagement Letter (including Annex A) and this Amendment embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, relating to the subject matter hereof. This Amendment may be executed in counterparts, each of which shall be an original instrument and all of which taken together shall constitute one and the same agreement.

[Signature page follows]

Churchill Capital Corp III
October 7, 2020

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Amendment.

Very truly yours,

THE KLEIN GROUP, LLC

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Authorized Person

Accepted and agreed as of the date first written above:

CHURCHILL CAPITAL CORP III

By:	/s/ Michael Klein
Name: Michael Klein
Title: Chief Executive Officer